As filed with the Securities and Exchange Commission on January 13, 2006.

Registration No. 333-68958

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Sara Lee Corporation

(Exact name of registrant as specified in its charter)

Maryland	36-2089049
(State of incorporation)	(I.R.S. Employee Identification No.)

Three First National Plaza, Suite 4400

Chicago, Illinois 60602-4260

(312) 726-2600

(Address, including zip code, and telephone number of registrant’s executive office)

The Earthgrains Company Employee Stock Ownership/401(k) Plan,

Gallo Salame Money Accumulation Plan for Collectively Bargained Employees,

Playtex Apparel, Inc. Retirement Savings Plan for Hourly Puerto Rican Employees,

Sara Lee Corporation 401(k) Plan,

Sara Lee Corporation Personal Products Hourly Retirement Plan of Puerto Rico, and

Sara Lee Corporation Personal Products Retirement Savings Plan of Puerto Rico

(Full title of each plan)

Roderick A. Palmore

Executive Vice President, General Counsel & Secretary

Sara Lee Corporation

Three First National Plaza, Suite 4600

Chicago, Illinois 60602-4260

(312) 726-2600

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

INTRODUCTION

This Post-Effective Amendment No. 1 Registration Statement on Form S-8, File No. 333-68958 (the “Registration Statement”), is filed by Sara Lee Corporation, a Maryland corporation (the “Company”), to make a change to the plans covered by the Registration Statement. As originally filed, the Registration Statement covered shares of the Company’s common stock, par value $.01 per share (“Common Stock”), issuable to participants in several plans, including the Playtex Apparel Retirement Savings Plan for Hourly Puerto Rican Employees (the “Playtex PR Plan”). The Playtex PR Plan has been merged into the Sara Lee Corporation Personal Products Hourly Retirement Plan of Puerto Rico (the “Sara Lee PR Plan”), and the Company deems it desirable to amend the Registration Statement to cover the issuance of shares of Common Stock to participants in the Sara Lee PR Plan.

The Registration Statement is still effective and, pursuant to General Instruction E of Form S-8, the contents of the Registration Statement is incorporated herein by reference, to the extent not amended hereby.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated herein by reference (Commission File No. 1-3344):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2005.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2005.

(c)	The Company’s Current Reports on Form 8-K dated July 8, 2005, July 20, 2005, August 29, 2005, September 30, 2005 and October 26, 2005.

(d)	The description of the Company’s Common Stock, $0.01 par value, which is contained in the Proxy Statement/Prospectus, dated September 9, 1999, filed with the Commission pursuant to the Securities Act, as part of its Registration Statement on Form S-4 (File No. 333-86707).

(e)	The description of the Preferred Stock Purchase Rights contained in the Company’s Registration Statement on Form 8-A, dated March 26, 1998, filed with the Commission under Section 12 of the Exchange Act of 1934, as amended (File No. 1-3344), including any amendment or report filed for the purpose of updating such description.

(f)	Annual Reports on Form 11-K filed by the Sara Lee Corporation Personal Products Retirement Savings Plan of Puerto Rico or the Sara Lee Corporation 401(k) Plan (the “Plans”) for the year ended December 31, 2004.

All documents filed by the Company or any of the Plans with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as material to the cause of action. The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Company’s charter authorizes it and its bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer of the Company or any subsidiary of the Company, or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

In addition to the above, the Company also maintains indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions set forth above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Sara Lee Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 13, 2006.

SARA LEE CORPORATION

By:	/s/ Roderick A. Palmore
Roderick A. Palmore
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed as of January 13, 2005 by the following persons in the capacities indicated:

Signature	Title
/s/ Brenda C. Barnes Brenda C. Barnes	Chairman of the Board, Chief Executive Officer and Director

/s/ L.M. de Kool L.M. (Theo) de Kool	Executive Vice President and Chief Financial and Administrative Officer (Principal Financial Officer)

* Wayne R. Szypulski	Senior Vice President and Controller (Principal Financial Officer)

J.T. Battenberg, III	Director

* Charles W. Coker	Director

* James S. Crown	Director

* Willie D. Davis	Director

Laurette T. Koellner	Director

Cornelis J.A. van Lede	Director

Sir Ian Prosser	Director

* Rozanne L. Ridgway	Director

* Richard L. Thomas	Director

Jonathan P. Ward	Director

* By:	/s/ Roderick A. Palmore
Signed by Roderick A. Palmore on January 13, 2006, as attorney in fact pursuant to Power of Attorney dated September 4, 2001

The Earthgrains Company Employee Stock Ownership/401(k) Plan		Sara Lee Corporation Personal Products Retirement Savings Plan Of Puerto Rico

By:	Sara Lee Corporation Employee Benefits Administrative Committee	By:	Sara Lee Corporation Employee Benefits Administrative Committee

By:	/s/ Roderick A. Palmore Roderick A. Palmore, member	By:	/s/ Roderick A. Palmore Roderick A. Palmore, member

Sara Lee Corporation Personal Products Hourly Retirement Plan of Puerto Rico		Sara Lee Corporation 401(k) Plan

By:	Sara Lee Corporation Employee Benefits Administrative Committee	By:	Sara Lee Corporation Employee Benefits Administrative Committee

By:	/s/ Roderick A. Palmore Roderick A. Palmore, member	By:	/s/ Roderick A. Palmore Roderick A. Palmore, member

Gallo Salame Money Accumulation Plan for Collectively Bargained Employees

By:	Sara Lee Corporation Employee Benefits Administrative Committee

By:	/s/ Roderick A. Palmore Roderick A. Palmore, member

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Restatement of Charter of the Company dated August 28, 2003 (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for Fiscal Year ended June 28, 2003)

4.2	Amended Bylaws of the Company, dated August 28, 2003 (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for Fiscal Year ended June 28, 2003)

4.3	Stockholder Rights Agreement, dated March 26, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form 8-A filed with the Commission on May 19, 1998 (File No. 1-3344))

4.4	Amendment No. 1 to Stockholder Rights Agreement, dated as of June 1, 2002 (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for Fiscal Year ended June 28, 2003)

4.5	Amendment No. 2 to Stockholder Rights Agreement, dated as of March 31, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for Fiscal Quarter ended April 2, 2005)

*5	Opinion of Roderick A. Palmore, Executive Vice President, General Counsel and Secretary

*23.1	Consent of PricewaterhouseCoopers LLP

*23.2	Consent of Roderick A. Palmore (included in Exhibit 5)

**24	Powers of Attorney (included on signature page to this Registration Statement)

*	Filed herewith.
**	Previously filed.